Exhibit 99.1

Tango Therapeutics Announces Combination of Vopimetostat and Daraxonrasib Demonstrated 92% Objective Response Rate in Pancreatic Cancer

Initial data from ongoing Phase 1/2 trial in patients with second and third line PDAC treated with vopimetostat and daraxonrasib showed 6-month PFS rate of 90% (median PFS not yet reached) suggesting durability of clinical benefit

Vopimetostat combinations with Revolution Medicines’ RAS(ON) inhibitors daraxonrasib or zoldonrasib were generally well-tolerated

Data support rapid advancement of vopimetostat plus daraxonrasib combination into Phase 3 development in first-line MTAP deleted pancreatic cancer

Conference call today, June 8, 2026, at 8:00am ET

BOSTON, June 8, 2026 (GLOBE NEWSWIRE) — Tango Therapeutics, Inc. (NASDAQ: TNGX), a clinical-stage biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, today announced positive initial data from its ongoing Phase 1/2 study of vopimetostat, an investigational PRMT5 inhibitor with first- and best-in-class potential, in combination with Revolution Medicines’ RAS(ON) inhibitors in patients with MTAP-deleted and RAS-mutant metastatic pancreatic ductal adenocarcinoma (PDAC).

“In the first reported data from the clinical combinations of our PRMT5 inhibitor vopimetostat and RAS(ON) inhibitors, we saw extremely encouraging early results, with 92% of patients with PDAC in the vopimetostat plus daraxonrasib arm achieving an objective response, supporting the preclinical data showing synergistic activity of PRMT5 + RAS inhibition,” said Malte Peters, MD, Chief Executive Officer of Tango Therapeutics. “Equally important, we are seeing encouraging signals of durability, with 90% of PDAC patients still progression free at 6 months of follow up. In addition, both combinations were generally well tolerated. Our primary focus is now to bring forward the PRMT5 plus RAS inhibitor combination approach in pancreatic cancer, while also looking toward important upcoming data readouts for vopimetostat single agent in lung cancer and TNG456 in GBM which we believe represents significant long-term opportunity for our company.”

Dr. Peters continued, “These compelling results reinforce our belief that a vopimetostat-based combination with RAS inhibitors may be a path to a chemotherapy-free option for patients with MTAP-deleted pancreatic cancer. Given these data, we intend to prioritize advancement of the vopimetostat plus daraxonrasib combination into Phase 3 development in first-line, MTAP- deleted pancreatic cancer.”

“Pancreatic cancer remains a largely intractable disease and an area where patients desperately need new therapies,” said Brian Wolpin, MD, Director of the Hale Family Center for Pancreatic Cancer Research, Dana-Farber Cancer Institute. “In the front-line setting, chemotherapy has long been the standard of care, yet it presents significant tolerability challenges and overall limited efficacy against this aggressive disease. Building on the monotherapy activity already shown by these investigational PRMT5 and RAS(ON) targeted therapies, these early combination data demonstrated the potential to meaningfully reshape how we treat this disease with a precision-guided, chemotherapy-free approach.”

Topline Phase 1/2 Clinical Data Highlights

As of a data cutoff date of May 28, 2026, 59 patients with previously treated MTAP-deleted and RAS-mutant pancreatic ductal adenocarcinoma (PDAC) or non-small cell lung cancer (NSCLC) were treated with a vopimetostat-based combination with either daraxonrasib (n=20 PDAC; n=5 NSCLC) or zoldonrasib (n=34 PDAC). All patients had advanced disease, including 70% with liver metastases in the daraxonrasib PDAC arm and 77% with liver metastases in the zoldonrasib arm, and were generally heavily pre-treated, with more than half receiving the combinations as third-line treatment.

Vopimetostat plus daraxonrasib combination

In the vopimetostat plus daraxonrasib dose escalation arm, patients received either vopimetostat 200 mg or 250 mg once daily (QD) plus daraxonrasib 100 mg QD. As of the data cutoff, 12 patients with PDAC and 3 patients with NSCLC were response evaluable with at least 14 weeks of follow up.

Data highlights include:

•	PDAC:

•	92% objective response rate (ORR) (11/12; 9 of 11 responses confirmed)

•	90% 6-month PFS rate

•	100% disease control rate (DCR)

•	NSCLC: 100% ORR, 3 of 3 responses confirmed

•	The vopimetostat + daraxonrasib was generally well tolerated across all dose levels with no new safety signals observed

•	Most adverse events were Grade 1 or 2 in severity. The most common treatment-related adverse events (TRAEs) were rash, stomatitis/mucositis and diarrhea.

•	There were no related Grade 4 or 5 adverse events

•

There were no dose-limiting toxicities (DLTs) at dose level 1 (vopimetostat 200 mg/daraxonrasib 100 mg). Three DLTs were reported in two patients at dose level 2 (vopimetostat 250 mg/daraxonrasib 100 mg), including one case of Grade 3 rash and one case of Grade 3 stomatitis and fatigue.

•	There were two dose reductions at dose level 1 and one dose reduction at dose level 2

•	There were no discontinuations due to adverse events

Development strategy:

Based on these data, Tango intends to rapidly advance this combination approach into Phase 3 development for patients with MTAP-deleted pancreatic cancer. Subject to feedback from regulatory authorities, the Company plans to initiate a Phase 3 randomized-controlled trial in front-line pancreatic cancer and evaluate opportunities to advance the second line combination towards registration phase.

Vopimetostat plus zoldonrasib combination (PDAC with MTAP deletion and KRAS G12D mutation)

In the vopimetostat plus zoldonrasib dose escalation arm, patients with PDAC received vopimetostat 200 mg or 250 mg QD plus zoldonrasib 600 mg or 1200 mg QD. As of the data cutoff date of May 28, 2026, 27 patients were response evaluable with at least 14 weeks of follow-up.

Data highlights include:

•	52% ORR (14/27; 10 of 14 responses confirmed)

•	74% 6-month PFS rate

•	96% DCR

•	The vopimetostat plus zoldonrasib combination was generally well tolerated at all dose levels with no new safety signals observed

•	Most adverse events were Grade 1 or 2. The most common TRAEs were nausea and vomiting.

•	There were no related Grade 4 or 5 adverse events

•	There were no DLTs

•	There was one dose reduction

•	There were no discontinuations due to adverse events

Upcoming Anticipated Milestones

•	Finalize design of Phase 3 randomized-controlled trial of the combination approach in front-line pancreatic cancer in 2H 2026

•	Disclose vopimetostat lung cancer monotherapy data in 2H 2026

•	Release initial TNG456 glioblastoma data 2H 2026

•	Present 2/3L PDAC vopimetostat + RAS(ON) inhibitors combination data at a scientific conference 2H 2026

•	Initiate Phase 1/2 vopimetostat + ERAS-0015 combination study 2H 2026

Investor Webcast and Conference Call Information

The Company will host a conference call to discuss these data at 8:00 a.m. ET today, June 8, 2026. The live webcast can be accessed under “Events & Presentations” in the Investors section of the company’s website at www.tangotx.com. The webcast will be available for replay for at least 30 days on the company website. Analysts who wish to join the teleconference and participate in Q&A should register here.

About Vopimetostat

Vopimetostat is a potentially best-in-class oral, once-daily, MTA-cooperative PRMT5 inhibitor that works selectively in cancer cells with MTAP (methylthioadenosine phosphorylase) deletion. MTAP deletions occur in 10-15% of all human cancers, including approximately 40% of pancreatic cancer and 15% of lung cancer. Vopimetostat is being evaluated as monotherapy and in combination clinical studies. In ongoing clinical studies, vopimetostat has demonstrated a favorable safety and tolerability profile to date and shown durable activity in multiple tumor types.

About Tango Therapeutics

Tango Therapeutics is a clinical-stage biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief, or current expectation of Tango and members of the Tango senior management team. Forward-looking statements are not purely historical and may be accompanied by words such as “may”, “should”, “expect”, “intend”, “plan”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements. Statements regarding: (i) the potential anticipated benefits, tolerability, efficacy and therapeutic profile of the Company’s PRMT5 inhibitors, as both standalone treatments and in combination with RAS(ON)-inhibitors; (ii) the potential of vopimetostat to be a best-in-class PRMT5 inhibitor for the treatment of MTAP-del pancreatic and lung cancers; (iii) the Company’s development strategies and plans for vopimetostat, including ongoing and planned combination studies and potential advancement into Phase 3 development; (iv) the expected timing, design, conduct and results of current and future clinical trials, including clinical trial initiation, enrollment; and data disclosure; (v) the potential anticipated benefits, tolerability, efficacy and therapeutic profile of the Company’s PRMT5 inhibitors, as both standalone treatments and in combination with RAS(ON)-inhibitors; (vi) the Company’s beliefs regarding the strength of the Phase 1/2 study data and the possibility that such data may not be replicated in future studies. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the benefits of product candidates seen in preclinical tests and analyses may not be evident when tested in later preclinical studies or in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango has limited experience conducting clinical trials (and does and will continue to rely on a third party to operate its clinical trials) and may not be able to commence or progress its clinical trials when expected, may not be able to continue dosing, initiate dose escalation and/or dose expansion on anticipated timelines, and may not generate or report clinical trial results (including final, initial, interim, updated clinical trial results or additional safety and efficacy data and the establishment of proof-of-mechanism and proof-of-concept) in the anticipated timeframe (or at all); future clinical trial data releases may differ materially from initial or interim data from our current and future clinical trials; Tango’s pipeline products may not be safe and/or effective in humans; Tango will need to raise capital in the future and if it is unable to raise capital when needed or on attractive terms, it would be forced to delay, scale back or discontinue some of its development programs or future commercialization efforts (which may delay filing of INDs, dosing patients, initiation of dose expansion, reporting clinical trial results and filing new drug applications); the expected benefits of Tango’s product candidates in patients as single agents and/or in combination may not be realized; Tango may experience delays or difficulties in the initiation, enrollment, or dosing of patients in clinical trials or the announcement of clinical trial results; Tango’s product candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; Tango’s dependence on one or a limited number third parties for conducting clinical trials and supplying and producing drug substance and drug product (including drug substance, which is currently sole sourced); government regulation may negatively impact Tango’s business, including the potential approval of the BIOSECURE Act; the impact of trade restrictions such as sanctions or tariffs, legal actions or enforcement and inflation rates on Tango’s business, financial condition, and results of operations; inadequate funding for or disruptions at the U.S. Food and Drug Administration or other government agencies may slow the time necessary for new drugs to be reviewed and/or approved or prevent these agencies from performing business functions on which the operation of our business may rely (which could negatively impact its business). Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the Securities and Exchange Commission (SEC), including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemented and/or modified by its most recent Quarterly Report on Form 10-Q. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investors:

Elizabeth Hickin

ehickin@tangotx.com

Media:

1AB

Amanda Lazaro

amanda@1abmedia.com